Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-137999, 333-163269, 333-181252 and 333-196675) pertaining to the 2014 Equity Incentive Plan, 2006 Equity Incentive Plan, 2005 Stock Plan, 1998 Stock Plan and 2004 Stock Plan for eHealth China of eHealth, Inc. of our reports dated March 16, 2015, with respect to the consolidated financial statements of eHealth, Inc., and the effectiveness of internal control over financial reporting of eHealth, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2014.
/s/    Ernst & Young LLP
Redwood City, California
March 16, 2015